Exhibit 99.01
DexCom, Inc. Reports Third Quarter 2015 Financial Results

SAN DIEGO, CA - (BUSINESS WIRE-November 4, 2015) - DexCom, Inc. (Nasdaq: DXCM) today reported its unaudited financial results as of and for the quarter ended September 30, 2015.

Third quarter 2015 results:

•	Total revenue grew to $105.2 million for the third quarter of 2015, an increase of 52% from the same quarter in 2014

•	GAAP net loss was $42.5 million, or $0.53 per basic share for the third quarter of 2015, compared to $5.2 million, or $0.07 per basic share for the same quarter in 2014

•
Non-GAAP net loss was $6.0 million, or $0.07 per basic share for the third quarter of 2015 (see the table entitled "Itemized Reconciliation Between GAAP and Non-GAAP Net Loss" for a reconciliation of these GAAP and Non-GAAP financial measures)

Gross profit totaled $74.7 million for the third quarter of 2015, compared to a gross profit of $47.2 million for the same quarter in 2014.

The GAAP net loss of $42.5 million for the third quarter of 2015 included $62.1 million in non-cash expenses, comprised primarily of a $36.5 million research and development charge for the issuance of common stock related to an upfront payment associated with our Collaboration and License Agreement with Google Life Sciences LLC (the “GLS Agreement”) and $22.6 million of share-based compensation, compared to the net loss of $5.2 million for the same quarter in 2014, which included $15.2 million in non-cash expenses, comprised primarily of share-based compensation. Excluding the $36.5 million research and development charge pursuant to the GLS Agreement, our net loss for the third quarter of 2015 was $6.0 million, or $0.07 per basic share, which represent non-GAAP financial measures.

Cost of sales increased $8.7 million to $30.5 million for the third quarter of 2015 compared to $21.8 million for the same quarter in 2014, primarily due to increased volume of product sales. Research and development expense increased by $46.3 million to $64.8 million for the third quarter of 2015 compared to $18.5 million for the third quarter of 2014. Changes in research and development expense included the $36.5 million research and development charge pursuant to the GLS Agreement, additional payroll costs and $3.3 million in additional non-cash share-based compensation. Selling, general and administrative expense increased by $18.6 million to $52.3 million for the third quarter of 2015 compared to $33.7 million for the third quarter of 2014, with the change primarily due to additional payroll and marketing costs, and $4.6 million in additional non-cash share-based compensation. As of September 30, 2015, the Company had $113.3 million in cash, cash equivalents and short-term marketable securities, an increase of $29.7 million from December 31, 2014.

Statement regarding use of non-GAAP financial measures

The Company reports non-GAAP results for net income and net income per basic share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company’s financial measures under GAAP include a substantial non-cash research and development charge pursuant to the GLS Agreement listed in the itemized reconciliation between GAAP and non-GAAP financial measures included in this press release. Management believes that presentation of operating results that excludes this item provides useful supplemental information to investors and facilitates the analysis of the Company’s core operating results and comparison of operating results across reporting periods. Management also believes that this supplemental non-GAAP information is therefore useful to investors in analyzing and assessing the Company’s past and future operating performance.
These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with its results of operations as determined in accordance with U.S. GAAP and that these measures should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The Company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business.

Conference Call

Management will hold a conference call today starting at 4:30 p.m. (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom, Inc. website at www.dexcom.com by navigating to "Our Company," then "Investor Relations," and then "Events and Presentations," and will be archived for future reference. To listen to the conference call, please dial (888) 771-4371 (US/Canada) or (847) 585-4405 (International) and use the confirmation number "40455195" approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by people with diabetes and by healthcare providers in the hospital.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements that are not purely historical regarding DexCom’s or its management’s intentions, beliefs, expectations and strategies for the future. Because such statements deal with future events, they are subject to various risks and uncertainties. The risks and uncertainties that may cause actual results to differ materially from the Company’s current expectations are more fully described in the Company’s annual report on Form 10-K for the period ended December 31, 2014, as filed with the Securities and Exchange Commission on February 25, 2015, its quarterly reports on Form 10-Q for the quarterly periods thereafter, and its other reports, each as filed with the Securities and Exchange Commission. All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information currently available to DexCom, and DexCom assumes no obligation to update any such forward-looking statement or reasons why results might differ.

FOR MORE INFORMATION:
Steven R. Pacelli
Executive Vice President, Strategy and Corporate Development
(858) 200-0200
www.dexcom.com

DexCom, Inc.
Consolidated Balance Sheets
(In millions—except par value data)

	September 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$85.3	$71.8
Short-term marketable securities, available-for-sale	28.0	11.8
Accounts receivable, net	55.8	42.4
Inventory	30.6	16.0
Prepaid and other current assets	4.0	3.9
Total current assets	203.7	145.9
Restricted cash	—	1.0
Property and equipment, net	46.6	31.2
Intangible assets, net	2.4	2.7
Goodwill	3.7	3.2
Other assets	0.3	0.6
Total assets	$256.7	$184.6
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$34.3	$20.4
Accrued payroll and related expenses	20.4	17.2
Current portion of long-term debt	2.5	2.3
Current portion of deferred revenue	1.6	0.7
Total current liabilities	58.8	40.6
Other liabilities	4.2	1.5
Long-term debt, net of current portion	0.4	2.3
Total liabilities	63.4	44.4
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5.0 shares authorized; no shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	—	—
Common stock, $0.001 par value, 100.0 authorized; 81.5 and 81.3 issued and outstanding, respectively, at September 30, 2015; and 77.6 and 77.3 shares issued and outstanding, respectively, at December 31, 2014	0.1	0.1
Additional paid-in capital	750.4	638.0
Accumulated other comprehensive loss	(0.3)	(0.1)
Accumulated deficit	(556.9)	(497.8)
Total stockholders’ equity	193.3	140.2
Total liabilities and stockholders’ equity	$256.7	$184.6

DexCom, Inc.
Consolidated Statements of Operations
(In millions—except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Product revenue	$104.2	$67.9	$269.9	$172.8
Development grant and other revenue	1.0	1.1	1.3	2.1
Total revenue	105.2	69.0	271.2	174.9
Product cost of sales	30.5	21.8	84.0	57.4
Development and other cost of sales	—	—	—	0.6
Total cost of sales	30.5	21.8	84.0	58.0
Gross profit	74.7	47.2	187.2	116.9
Operating expenses
Research and development	64.8	18.5	109.0	47.8
Selling, general and administrative	52.3	33.7	136.9	92.2
Total operating expenses	117.1	52.2	245.9	140.0
Operating loss	(42.4)	(5.0)	(58.7)	(23.1)
Interest expense	(0.1)	(0.2)	(0.4)	(0.6)
Net loss	$(42.5)	$(5.2)	$(59.1)	$(23.7)
Basic net loss per share	$(0.53)	$(0.07)	$(0.75)	$(0.32)
Shares used to compute basic net loss per share	80.5	75.8	79.2	74.7
Diluted net loss per share	$(0.53)	$(0.08)	$(0.75)	$(0.33)
Shares used to compute diluted net loss per share	80.5	76.1	79.2	75.0

DexCom, Inc.
Results of Operations - Non-GAAP
(In millions—except per share data)
(Unaudited)

Itemized Reconciliation Between GAAP and Non-GAAP Net Loss and Net Loss per Share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
GAAP Net loss	$(42.5)	$(5.2)	$(59.1)	$(23.7)
Adjustment for non-cash research and development charge through issuance of common stock	36.5	—	36.5	—
Non-GAAP net loss	$(6.0)	$(5.2)	$(22.6)	$(23.7)

GAAP net loss per basic share	$(0.53)	$(0.07)	$(0.75)	$(0.32)
Adjustment for non-cash research and development charge through issuance of common stock	0.46	—	0.46	—
Non-GAAP net loss per basic share	$(0.07)	$(0.07)	$(0.29)	$(0.32)

Shares used to compute GAAP net loss per basic share	80.5	75.8	79.2	74.7
Adjustment for shares related to non-cash research and development charge through issuance of common stock	(0.2)	—	—	—
Shares used to compute non-GAAP net loss per basic share	80.3	75.8	79.2	74.7